EXHIBIT 21.01


                         SUBSIDIARIES OF THE REGISTRANT

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                                  EXHIBIT 21.01


                       SUBSIDIARIES OF EMARKETPLACE, INC.




Medical Marketplace, Inc. a Delaware corporation.

New Millenium Leasing, Inc., a Delaware corporation and indirect subsidiary.

E-Taxi, Inc., a Delaware corporation.

TechStore LLC, a California limited liability company

TechStore, Inc., a Delaware corporation and indirect subsidiary.

Office Express, Inc., a Delaware corporation.

Tristep Acquisition, Inc., a Delaware corporation.

TopTeam, Inc., a Delaware corporation.